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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSU) Iowa OSHA Issues Citation for Des Moines Accident

         Chesterfield, MO - September 10, 2002 - Insituform Technologies, Inc. (Nasdaq National Market: INSU)("Insituform") today announced that the Iowa OSHA issued a Citation and Notification of Penalty in connection with a July 8, 2002 accident in Des Moines involving the death of two Company workers and the brief hospitalization of five other Company workers. The citation lists OSHA and Insituform safety procedures that were not followed. Iowa OSHA has proposed penalties of $808,250. The Company intends to continue discussions with Iowa OSHA regarding the accident, the specifics of the citation and the penalties.
         Since the July accident, Insituform has taken several actions focused on safety in its Cured-In-Place-Pipe (CIPP) operations. These include a comprehensive review of all aspects of the CIPP confined space entry safety program and a rolling, one-day stand-down of all domestic CIPP operations to review confined space entry safety procedures.
         Insituform has a good safety record. Through July 1, 2002, Insituform's EMR (Experience Modifier Rating - a widely-used indicator of safety performance) was 0.72, which is 28% better than the average for the industry.
         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

         This press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Insituform does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.


CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000